Exhibit 99.1

PSB Holdings, Inc. announces December 2014 quarterly

earnings of $1.10 per share on net income of $1.81 million

Wausau, WI. – January 26, 2015 – PSB Holdings, Inc. (OTCQB: PSBQ) reported December 2014 quarterly earnings of $1.10 per share on net income of $1,805,000 compared to earnings of $.95 per share on net income of $1,561,000 during the December 2013 quarter. Earnings during the year ended December 31 were $3.90 per share on net income of $6,440,000 during 2014 compared to $2.87 per share on net income of $4,744,000 during 2013. Earnings during 2013 were negatively impacted by a $3,340,000 credit write-down following identification of a customer loan fraud impacting several banks.

In addition to the large customer fraud credit loss, there were other non-recurring items that impacted 2014 and 2013, including merger and conversion related costs incurred on PSB’s purchase of the Northwoods National Bank, Rhinelander, Wisconsin branch of The Baraboo National Bank during 2014. These items are outlined in the Pro-forma Statements of Income table shown below. As shown in the table, December 2014 quarterly earnings were $1.10 per share on net income of $1,805,000 compared to 2013 quarterly pro-forma earnings of $.96 per share on net income of $1,588,000. December 2014 quarterly earnings increased 14.6% on a pro-forma basis due to increased net interest income due to asset growth and higher net interest margin.

Excluding the special items as shown in the table below, earnings for the year ended December 31, 2014 would have been $4.04 per share on net income of $6,665,000 compared to 2013 earnings of $3.91 per share on net income of $6,451,000, up 3.3% per share. Compared to the prior year before the special items, an $827,000 increase in net interest income due to asset growth and a $310,000 decline in 2014 credit costs, down 28%, offset an $824,000 increase in operating costs, up 5%.

Peter W. Knitt, President and CEO of PSB Holdings, Inc. noted, “A strong December 2014 quarter closed a year of record earnings as quarterly net interest margin rose to 3.43% compared to 3.32% during the December 2013 quarter. Year over year asset growth was due to the April 2014 purchase of the Northwoods National Bank, Rhinelander branch. While organic loan growth was challenging, deposit growth during 2014 paid down high cost wholesale funding which positions the Bank with liquidity to support potentially higher loan demand as the local economy improves. December 2014 quarterly earnings of $1.10 per share were a record compared to prior quarterly results when non-recurring income or expense items in those periods are excluded.”

Financial Highlights:

❖	Quarterly earnings of $1.10 per share in December 2014 compared to earnings of $1.08 per share during September 2014 and pro-forma earnings of $.96 per share during December 2013. Year to date, pro-forma earnings were $4.04 per share in 2014 and $3.91 per share in 2013, up 3.3%.

❖	Return on stockholders’ equity was 11.52% during the December 2014 quarter compared to 11.01% during December 2013 before non-recurring items. Year to date pro-forma return on stockholders’ equity was 11.12% during 2014 compared to 11.38% during 2013.

❖	Total assets increased by $22.9 million, or 3.2%, to $734.4 million at December 31, 2014 compared to December 31, 2013, due to the purchase of the Northwoods branch.

❖    PSB declared a December 2014 semi-annual dividend of $.40 per share, payable January 30, 2015, an increase of 2.6% and continuing a 50 year tradition of cash dividends to shareholders.

1

Summary of Reported and Pro-forma Earnings

The following table reconciles reported net income and earnings per share to pro-forma net income and earnings per share excluding several significant non-recurring items:

Pro-forma Statements of Income	Three months ended		Year ended
	December 31,		December 31,
($000s, net of income tax effects)	2014	2013	2014	2013

Net income, as reported	$1,805	$1,561	$6,440	$4,744

Add: merger and conversion costs	–	–	225	–
Add: Grain customer fraud credit loss	–	–	–	2,031
Add: Grain credit loss legal and collection fees	–	27	–	27
Less: Reduced employee benefits on credit loss	–	–	–	(278)
Less: Tax benefit on amended tax returns	–	–	–	(73)

Net income on a pro-forma basis	$1,805	$1,588	$6,665	$6,451

	Three months ended		Year ended
	December 31,		December 31,
(per diluted share, net of income tax effects)	2014	2013	2014	2013

Net income, as reported	$1.10	$0.95	$3.90	$2.87

Add: merger and conversion costs	–	–	0.14	–
Add: Grain customer fraud credit loss	–	–	–	1.23
Add: Grain credit loss legal and collection fees	–	0.01	–	0.02
Less: Reduced employee benefits on credit loss	–	–	–	(0.17)
Less: Tax benefit on amended tax returns	–	–	–	(0.04)

Net income on a pro-forma basis	$1.10	$0.96	$4.04	$3.91

Balance Sheet Highlights

Total assets were $734.4 million at December 31, 2014 compared to $711.5 million at December 31, 2013, up $22.9 million, or 3.2%, due to an increase in net loans receivable of $15.7 million, up 3.1%. The loan increase included $16.6 million of purchased Northwoods branch loans held at December 31, 2014, and a $0.9 million decline in existing market loans year to date. In addition to loan growth, a $10.9 million increase in investment securities was primarily funded by a $6.4 million decline in cash and cash equivalents during the year ended December 31, 2014.

Total local deposits increased $52.7 million during the year ended December 31, 2014 due in part to $33.1 million in purchased Northwoods branch deposits retained at December 31, 2014 (approximately 82% of the original purchased deposits) with other existing market deposits increasing $19.6 million, or 3.8% since December 31, 2013, led by a $14.8 million increase in money market deposits, up 12.2%. In addition to funding loan growth, the increase in total deposits was used to repay $33.0 million of wholesale funding year to date. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $75.9 million (10.3% of total assets) at December 31, 2014 compared to $108.9 million (15.3% of total assets) at December 31, 2013.

During the upcoming March 2015 quarter, total loans receivable are expected to remain stable primarily due to low borrower demand and seasonal factors within our markets, while seasonal government tax deposits held at December 31, 2014 will decline significantly. Wholesale funding is expected to replace the withdrawn government tax deposits during the March 2015 quarter.

2

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

Total nonperforming assets increased $2,774,000, or 23.8%, to $14,423,000 during the quarter ended December 2014 compared to $11,649,000 at September 30, 2014, and increased $4,034,000, or 38.8%, compared to $10,389,000 at December 31, 2013. During the December 2014 quarter, a previously performing $2,775, 000 impaired municipal loan was restructured to extend principal payment amortization and was classified as an accruing restructured loan at December 31, 2014. This municipal loan represented 100% and 69% of the increase in nonperforming assets during the quarter and year ended December 31, 2014, respectively. Other increases in nonperforming assets since the beginning of the year were due to placing a $584,000 single family jumbo residential mortgage (net of a $497,000 partial charge-off recorded in the September 2014 quarter) and a $905,000 commercial loan onto nonaccrual status during the year ended December 31, 2014. Net charge-offs of loan principal were $155,000 and $934,000 during the quarter and year ended December 31, 2014, which were .12% and .18% of average loans during the respective periods on an annualized basis.

During the prior year September 2013 quarter, PSB recorded a $3,340,000 provision for loan losses due to the write down of a loan to a grain commodities dealer who was discovered to have misrepresented inventory collateral, financial statements, inventory records, and federal warehouse receipts taken as collateral. The entire loan balance was charged-off at that time, and the borrower and its former operation remain under investigation by the authorities. PSB continues to pursue a recovery of this loss through several channels and remains cautiously optimistic concerning potential outcomes. Net charge-offs of loan principal were $343,000 and $1,323,000 during the quarter and year ended December 31, 2013 excluding the large grain loss, which represented .27% and .26% of average loans during the respective periods on an annualized basis.

A reduction in total credit costs, including the provision for loan losses and loss on foreclosed assets, has been an important driver of increased income during 2014. Total credit costs were $793,000 and $1,103,000 (excluding the large grain loss) during the years ended December 31, 2014 and 2013, respectively, a reduction of $310,000, or 28.1% during 2014. At December 31, 2014, the allowance for loan losses was $6,409,000, or 1.20% of total loans (50% of nonperforming loans), compared to $6,783,000, or 1.31% of total loans (79% of nonperforming loans) at December 31, 2013. Despite recognition in 2014 of the three new nonperforming credits noted previously, credit conditions represented in the loan portfolio as a whole continue to improve, and credit costs are expected to remain in a similar range during the March 2015 quarter compared to the December 2014 quarter.

Nonperforming assets are shown in the following table:

Non-Performing Assets as of	December 31,
(dollars in thousands)	2014	2013

Nonaccrual loans (excluding restructured loans)	$3,983	$3,704
Nonaccrual restructured loans	4,388	3,636
Restructured loans not on nonaccrual	4,391	1,299
Accruing loans past due 90 days or more	–	–

Total nonperforming loans	12,762	8,639
Foreclosed assets	1,661	1,750

Total nonperforming assets	$14,423	$10,389

Nonperforming loans as a % of gross loans	2.40%	1.67%
Total nonperforming assets as a % of total assets	1.96%	1.46%
Allowance for loan losses as a % of nonperforming loans	50.22%	78.52%

3

Nonperforming assets aggregating to $500,000 or more, measured by gross principal outstanding per credit relationship, included six relationships at December 31, 2014 totaling $6,227,000, compared to three relationships at December 31, 2013 totaling $2,031,000. The majority of the increase during 2014 in large problem relationships was due to the restructuring of the $2,775,000 municipal loan discussed previously. Specific reserves maintained on these large problem loans were $802,000 at December 31, 2014 and $462,000 at December 31, 2013.

Capital and Liquidity Highlights

During the year ended December 31, 2014, stockholders’ equity increased $4,708,000 primarily from $5,124,000 of retained net income during the period after payment of $1,316,000 in shareholder dividends. During the December 2014 quarter, the company repurchased 17,244 shares of its common stock at an average cost of $33.71 per share, while no shares were repurchased in the December 2013 quarter. Year to date, 27,244 shares of common stock were repurchased at an average cost of $33.54 per share during 2014 while 10,030 shares were repurchased at an average cost of $26.78 per share during the year ended December 31, 2013. PSB intends to continue its quarterly stock buyback plan during the March 2015 quarter with shares purchased directly from shareholders or on the open market at prevailing prices as opportunities arise.

Tangible net book value increased to $37.52 per share at December 31, 2014, compared to $34.36 per share at December 31, 2013, an increase of 9.2%. PSB’s stockholders’ equity to assets ratio increased to 8.37% at December 31, 2014 compared to 7.98% at December 31, 2013 due to increased retained earnings with modest asset growth since the beginning of 2014. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB’s subsidiary, Peoples State Bank, was considered “well capitalized” under banking regulations at December 31, 2014.

New regulatory capital rules applicable to all banks become effective for PSB beginning January 1, 2015. The new rules expand the number of capital measurements and new minimum ratios over which a bank may pay dividends, repurchase common stock, or pay certain executive compensation. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At December 31, 2014, unused and available wholesale funding was approximately $348 million, or 47% of total assets, compared to $297 million, or 42% of total assets at December 31, 2013. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Income and Margin Highlights

Tax adjusted net interest income totaled $6,005,000 (on net margin of 3.43%) during the December 31, 2014 quarter compared to $5,965,000 (3.43%) in the September 2014 quarter and $5,601,000 (3.32%) in the December 2013 quarter. During the year ended December 31, tax adjusted net interest income totaled $23,057,000 (on net margin of 3.38%) during 2014 and $22,273,000 (3.38%) during 2013, up $784,000, or 3.5%. During 2014, net interest income increased $1,254,000 from higher asset volume, offsetting a $470,000 reduction to net interest income from changes in loan yields and funding costs.

Repayment or refinance of maturing high cost FHLB advances during 2014 was a significant contributor to increased net interest income. Reduced FHLB advance interest expense contributed to 60% of the quarterly increase in tax adjusted net interest income during the December 2014 quarter compared to 2013, and 87% of the increase in net interest income during the year ended December 31, 2014 compared to 2013. Interest expense savings from maturing high cost wholesale funding will decline significantly during 2015 compared to 2014. Therefore, continued declines in loan yields may decrease net interest margin or reduce net interest income during 2015, particularly if loan growth does not materialize.

4

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended December 31, 2014 was $1,524,000, compared to $1,274,000 earned during the December 2013 quarter, an increase of $250,000, or 19.6%. Mortgage banking revenue led the increase and was up $155,000, or 61.3% during the December 2014 quarter. Mortgage banking includes the gain on sale of residential mortgage loans to secondary market investors as well as the net loan servicing income associated with those loans. Mortgage origination activity ended the year strong but is expected to decline during the March 2015 quarter due to seasonal factors.

Total noninterest income for the year ended December 31, 2014 was $5,694,000 compared to $5,623,000 during 2013, up $71,000, or 1.3%, despite a decline in residential mortgage banking of $218,000, or 13.7%. Fewer mortgage loan originations led the decline in mortgage banking revenue on significantly lower residential loan refinance activity due to an increase in long term interest rates in response to expected actions by the Federal Reserve. Offsetting the year to date mortgage banking decline were higher service fees, up $76,000, and higher debit and credit card interchange income, up $185,000. During December 2013, PSB sold its credit card loan principal portfolio in exchange for greater interchange fee income on those retained credit card customers, accounting for 62% of the increased interchange income during the year ended December 31, 2014. Prior to the sale of the credit card portfolio, card income was categorized as loan interest income.

Operating Expense Highlights

Noninterest expenses totaled $4,504,000 during the December 2014 quarter compared to $4,391,000 during the December 2013 quarter, up $113,000, or 2.5%. The majority of the 2014 cost increase was due to higher direct operating costs totaling $110,000 allocated to the new Northwoods branch, which was acquired during the June 2014 quarter.

During the year ended December 31, 2014, noninterest expense totaled $17,920,000 compared to $16,506,000 during 2013. However, both periods included special items including $371,000 of nonrecurring Northwoods Rhinelander merger and conversion costs during 2014 and a $458,000 reduction in employee incentive costs during 2013 due to recognition of the large grain loan loss. Excluding the pro-forma impact of these items as well as the loss on foreclosed assets, noninterest expense during the year ended December 31, 2014 would have been $17,316,000 compared to $16,536,000 during 2013, an increase of $780,000, or 4.7%. Approximately $317,000 of the increase was from recurring Northwoods branch wage and other direct operating costs following the acquisition. Separate from Northwoods wage costs, pro-forma salaries and employee benefits increased an additional $244,000, or 2.6%. Data processing and office operations costs increased $130,000 (excluding the Northwoods branch acquisition conversion and operating costs), up 7.0%, and FDIC insurance premiums increased $71,000 related to the grain loan charge-off and increased deposits. All other net operating expense increases totaled $18,000.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is a community bank headquartered in Wausau, Wisconsin, serving north central Wisconsin from nine full service banking locations in Marathon, Oneida, and Vilas Counties. Peoples also provides investment and insurance products, along with retirement planning services, through Peoples Wealth Management, a division of Peoples. PSB Holdings, Inc. is traded under the stock symbol PSBQ on the OTC Markets Exchange. More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.

On November 25, 2014, PSB filed Form 15 with the Securities and Exchange Commission, announcing its termination of registration with the SEC as permitted by the Jumpstart Our Business Startups Act (JOBS) Act of 2012. Following February 23, 2015, PSB will no longer file its current financial reports or other disclosures with the SEC. The Company will continue to provide shareholders quarterly financial information on its investor relations website, www.psbholdingsinc.com.

5

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in noninterest income and expenses, pro-forma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

# # #

6

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended - Unaudited
	December 31,	September 30,	June 31,	March 31,	December 31,
Earnings and dividends:	2014	2014	2014	2014	2013

Net income	$1,805	$1,782	$1,403	$1,450	$1,561
Basic earnings per share(3)	$1.10	$1.08	$0.85	$0.87	$0.95
Diluted earnings per share(3)	$1.10	$1.08	$0.85	$0.87	$0.95
Dividends declared per share(3)	$0.40	$–	$0.40	$–	$0.39
Tangible net book value per share(4)	$37.52	$36.59	$35.56	$35.15	$34.36
Semi-annual dividend payout ratio	18.19%	n/a	23.34%	n/a	40.91%
Average common shares outstanding	1,637,519	1,650,716	1,658,157	1,658,017	1,651,518

Balance sheet - average balances:

Loans receivable, net of allowances	$526,591	$528,420	$513,163	$498,957	$507,898
Total assets	$732,118	$727,738	$716,152	$698,127	$704,559
Deposits	$602,371	$598,845	$592,377	$567,500	$557,639
Stockholders’ equity	$62,162	$60,080	$59,424	$57,710	$57,243

Performance ratios:

Return on average assets(1)	0.98%	0.97%	0.79%	0.84%	0.88%
Return on average stockholders’ equity(1)	11.52%	11.77%	9.47%	10.19%	10.82%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.43%	8.20%	8.24%	8.22%	8.07%
Net loan charge-offs to average loans(1)	0.12%	0.48%	0.07%	0.03%	0.27%
Nonperforming loans to gross loans	2.40%	1.84%	2.06%	1.75%	1.67%
Allowance for loan losses to gross loans	1.20%	1.19%	1.31%	1.39%	1.31%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	21.90%	17.92%	18.96%	16.27%	16.80%
Net interest rate margin(1)(2)	3.43%	3.43%	3.34%	3.31%	3.32%
Net interest rate spread(1)(2)	3.29%	3.28%	3.19%	3.15%	3.14%
Service fee revenue as a percent of
average demand deposits(1)	1.56%	1.72%	1.83%	1.68%	1.76%
Noninterest income as a percent
of gross revenue	18.39%	17.81%	17.14%	17.09%	15.92%
Efficiency ratio(2)	59.82%	59.61%	66.19%	63.75%	63.87%
Noninterest expenses to average assets(1)	2.44%	2.43%	2.61%	2.49%	2.47%

Stock price information:

High	$36.33	$34.00	$33.85	$34.50	$31.25
Low	$33.60	$32.25	$31.75	$30.10	$29.75
Market value at quarter-end	$35.50	$33.80	$32.42	$32.00	$31.25

(1)Annualized
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
(4)Tangible stockholders' equity excludes intangible assets and any preferred stock capital elements.

7

PSB Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended		Year Ended
(dollars in thousands,	December 31,		December 31,
except per share data - unaudited)	2014	2013	2014	2013

Interest and dividend income:
Loans, including fees	$5,749	$5,793	$22,634	$23,126
Securities:
Taxable	619	532	2,398	2,098
Tax-exempt	372	378	1,504	1,511
Other interest and dividends	22	25	82	81

Total interest and dividend income	6,762	6,728	26,618	26,816

Interest expense:
Deposits	703	772	2,835	3,051
FHLB advances	67	308	601	1,285
Other borrowings	96	160	560	650
Senior subordinated notes	37	37	150	184
Junior subordinated debentures	85	86	340	341

Total interest expense	988	1,363	4,486	5,511

Net interest income	5,774	5,365	22,132	21,305
Provision for loan losses	140	–	560	4,015

Net interest income after provision for loan losses	5,634	5,365	21,572	17,290

Noninterest income:
Service fees	433	410	1,656	1,580
Mortgage banking	408	253	1,373	1,591
Investment and insurance sales commissions	228	249	946	944
Net gain on sale of securities	3	-	3	12
Increase in cash surrender value of life insurance	102	102	404	402
Other noninterest income	350	260	1,312	1,094

Total noninterest income	1,524	1,274	5,694	5,623

Noninterest expense:
Salaries and employee benefits	2,597	2,460	9,879	9,069
Occupancy and facilities	467	438	1,828	1,762
Loss on foreclosed assets	112	134	233	428
Data processing and other office operations	492	459	2,224	1,862
Advertising and promotion	119	101	376	335
FDIC insurance premiums	99	141	523	452
Other noninterest expenses	618	658	2,857	2,598

Total noninterest expense	4,504	4,391	17,920	16,506

Income before provision for income taxes	2,654	2,248	9,346	6,407
Provision for income taxes	849	687	2,906	1,663

Net income	$1,805	$1,561	$6,440	$4,744
Basic earnings per share	$1.10	$0.95	$3.90	$2.87
Diluted earnings per share	$1.10	$0.95	$3.90	$2.87

8

PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands - unaudited)	2014	2013	2014	2013

Net income	$1,805	$1,561	$6,440	$4,744

Other comprehensive income (loss), net of tax:

Unrealized gain (loss) on securities available for sale	288	(181)	420	(961)

Reclassification adjustment for security gain included in net income	(2)	–	(2)	(7)

Amortization of unrealized gain on securities available for sale transferred to securities held to maturity included in net income	(48)	(61)	(200)	(236)

Unrealized gain (loss) on interest rate swap	(27)	1	(44)	46

Reclassification adjustment of interest rate swap settlements included in earnings	29	29	114	113

Other comprehensive income (loss)	240	(212)	288	(1,045)

Comprehensive income	$2,045	$1,349	$6,728	$3,699

9

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2014 unaudited, December 31, 2013 derived from audited financial statements

	December 31,	December 31,
(dollars in thousands, except per share data)	2014	2013
Assets

Cash and due from banks	$18,073	$13,800
Interest-bearing deposits and money market funds	652	977
Federal Funds sold	6,381	16,745

Cash and cash equivalents	25,106	31,522
Securities available for sale (at fair value)	74,378	61,650
Securities held to maturity (fair value of $71,009 and $71,672)	69,779	71,629
Bank certificates of deposit	3,424	2,236
Loans held for sale	100	150
Loans receivable, net of allowance for loan losses	525,583	509,880
Accrued interest receivable	2,074	2,076
Foreclosed assets	1,661	1,750
Premises and equipment, net	10,841	9,669
Mortgage servicing rights, net	1,738	1,696
Federal Home Loan Bank stock (at cost)	2,556	2,556
Cash surrender value of bank-owned life insurance	13,230	12,826
Other assets	3,897	3,901

TOTAL ASSETS	$734,367	$711,541

Liabilities

Non-interest-bearing deposits	$114,803	$102,644
Interest-bearing deposits	508,148	474,870

Total deposits	622,951	577,514

Federal Home Loan Bank advances	20,271	38,049
Other borrowings	10,324	20,441
Senior subordinated notes	4,000	4,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	7,628	7,052

Total liabilities	672,906	654,788

Stockholders’ equity

Preferred stock - no par value: Authorized - 30,000 shares	–	–
Common stock - no par value with a stated value of $1 per share:
Authorized - 6,000,000 shares
Issued - 1,830,266 shares; Outstanding - 1,630,913 shares	1,830
Issued - 1,830,266 shares; Outstanding - 1,651,518 shares		1,830
Additional paid-in capital	6,997	6,967
Retained earnings	57,556	52,432
Accumulated other comprehensive income, net of tax	637	349
Treasury stock, at cost – 199,353 and 178,748 shares, respectively	(5,559)	(4,825)

Total stockholders’ equity	61,461	56,753

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$734,367	$711,541

10

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Quarter Ended December 31,

	2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$533,076	$5,788	4.31%	$515,017	$5,834	4.49%
Taxable securities	90,623	619	2.71%	78,964	532	2.67%
Tax-exempt securities(2)	53,332	564	4.20%	54,248	573	4.19%
FHLB stock	2,556	3	0.47%	2,985	8	1.06%
Other	14,444	19	0.52%	17,179	17	0.39%

Total(2)	694,031	6,993	4.00%	668,393	6,964	4.13%

Non-interest-earning assets:
Cash and due from banks	11,025			11.452
Premises and equipment, net	10,925			9,714
Cash surrender value insurance	13,164			12,760
Other assets	9,458			9,359
Allowance for loan losses	(6,485)			(7,119)

Total	732,118			704,559

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$178,161	$71	0.16%	$167,257	$88	0.21%
Money market deposits	140,695	86	0.24%	127,354	107	0.33%
Time deposits	173,578	546	1.25%	170,555	577	1.34%
FHLB borrowings	35,248	67	0.75%	51,434	308	2.38%
Other borrowings	13,503	96	2.82%	20,385	160	3.11%
Senior subordinated notes	4,000	37	3.67%	4,000	37	3.67%
Junior subordinated debentures	7,732	85	4.36%	7,732	86	4.41%

Total	552,917	988	0.71%	548,717	1,363	0.99%

Non-interest-bearing liabilities:
Demand deposits	109,937			92,473
Other liabilities	7,102			6,126
Stockholders’ equity	62,162			57,243

Total	$732,118			$704,559

Net interest income		$6,005			$5,601
Rate spread			3.29%			3.14%
Net yield on interest-earning assets			3.43%			3.32%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

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PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Year Ended December 31,

	2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$523,712	$22,784	4.35%	$508,454	$23,316	4.59%
Taxable securities	87,930	2,398	2.73%	83,049	2,098	2.53%
Tax-exempt securities(2)	53,822	2,279	4.23%	53,549	2,289	4.27%
FHLB stock	2,556	13	0.51%	3,138	14	0.45%
Other	14,208	69	0.49%	11,542	67	0.58%

Total(2)	682,228	27,543	4.04%	659,732	27,784	4.21%

Non-interest-earning assets:
Cash and due from banks	10,410			10,476
Premises and equipment, net	10,579			9,935
Cash surrender value insurance	13,014			12,257
Other assets	9,434			9,557
Allowance for loan losses	(6,821)			(7,426)

Total	$718,844			$694,531

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$179,449	$296	0.16%	$172,249	$383	0.22%
Money market deposits	140,248	368	0.26%	121,351	406	0.33%
Time deposits	172,784	2,171	1.26%	164,392	2,262	1.38%
FHLB borrowings	31,591	601	1.90%	57,035	1,285	2.25%
Other borrowings	18,649	560	3.00%	21,862	650	2.97%
Senior subordinated notes	4,000	150	3.75%	4,600	184	4.00%
Junior subordinated debentures	7,732	340	4.40%	7,732	341	4.41%

Total	554,453	4,486	0.81%	549,221	5,511	1.00%

Non-interest-bearing liabilities:
Demand deposits	97,884			82,506
Other liabilities	6,583			6,117
Stockholders’ equity	59,924			56,687

Total	$718,844			$694,531

Net interest income		$23,057			$22,273
Rate spread			3.23%			3.21%
Net yield on interest-earning assets			3.38%			3.38%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

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